UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Kabushiki Kaisha R&D Computer
(Name of Subject Company)
R&D COMPUTER CO., LTD.
(Translation of Subject Company’s Name into English (if applicable))
Japan
(Jurisdiction of Subject Company’s Incorporation or Organization)
R&D COMPUTER CO., LTD. TOHO SYSTEM SCIENCE CO., LTD.
(Name of Person(s) Furnishing Form)
Common Stock
(Title of Class of Subject Securities)
N/A
(CUSIP Number of Class of Securities (if applicable))
R&D COMPUTER CO., LTD. Attn: Fumitoshi Okuno MS Shibaura Building 4-13-23, Shibaura, Minato-ku, Tokyo 108-0023, Japan +81-3-5232-3040
(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)
N/A
(Date Tender Offer/Rights Offering Commenced)

PART I – INFORMATION SENT TO SECURITY HOLDERS

Item 1.  Home Jurisdiction Documents

Exhibit Number
99.1	Notice of Extraordinary General Meeting of Shareholders of R&D Computer Co., Ltd. and reference documents thereto (English Translation).

Item 2.  Informational Legends

The required legend is prominently included in the document(s) referred to in Item 1.

PART II – INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

N/A

PART III – CONSENT TO SERVICE OF PROCESS

R&D COMPUTER CO., LTD. and TOHO SYSTEM SCIENCE CO., LTD. submitted to the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X dated November 14, 2025.

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

R&D COMPUTER CO., LTD.

/s/ Fumitoshi Okuno
Name: Fumitoshi Okuno Title: Director and General Manager

Date: December 29, 2025

SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

TOHO SYSTEM SCIENCE CO., LTD.

/s/ Tomoyasu Kosaka
Name: Tomoyasu Kosaka Title: President

Date: December 29, 2025